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Reddit AMA - Jason Les – To be posted beginning 7/8/2022

Hi everyone. My name is Jason Less. I'm CEO of Riot Blockchain. I've been with the company since 2017. I became CEO at the start of last year, in 2021. I really appreciate everyone submitting questions today, trying to address as much as possible of this is probably going to be pretty long video. I like to give the best answers I possibly can, so we're going to start diving into some questions here. And once again, appreciate everyone's submitting and appreciate you guys that are now listening to the responses.

What is the plan for developing unused capacity at Winstone? So in general, we're retaining the optionality of that capacity. Right now, a large part of that extra power capacity has the potential to be used up by performance enhancements from miners operated in a margin call. If we're able to materially increase the hashrate out of those machines, which we believe there's going to be the opportunity to, then we're going to be utilizing more power. So a lot of that extra power capacity we are reserving for those enhancements.

How much of Novarro will be dedicated to premium hosting such as immersion cooling? Well, so Navarro our Navarro County site or just local Corsicana, we are actually committing 100% to immersion cooling. We're planning to build ten buildings totaling one gigawatt of all immersion cooling infrastructure. And the first phase of that expansion has begun, and that's 400 megawatts for buildings utilizing immersion cooling.

What do you believe the future mix of hosted versus self-mining will be at the new facility? You know, that's a question we get a lot and I don't have a definitive answer on that right now. We are leaving the optionality open. That's a decision that we're going to make and different market conditions over the next year or so will influence what that answer is. When the cost of capital is high, hosting a more capital-like business becomes particularly interesting. As a host, you're building the infrastructure and you don't have the what is the biggest component of a CapEx expense for miner, buying the miners. So if the cost of capital is high, then, you know, other market conditions are impacting securing a lot of miners. Then it becomes interesting to use the optionality of owning new infrastructure to be a host instead. But that's something that we're going to continue to evaluate and we will know more over the coming months here.

Can you share anything about your hosting business that wins customers contract terms, expansion plans, how they feel, etc.? So we view our business as having three segments. We have a self-mining business, we have a hosting business and we have an engineering business or self-mining business is a customer of our hosting business. Our, our, our hosting business is a customer of engineering business as well as servicing external clients as well with our pipeline of additional capacity, yes, we are looking to expand our hosting business, although I do not have definitive numbers on know to what extent or how we're splitting that capacity around there. Now hosting clients, particularly nonpublic hosting clients, are typically looking for a level of confidentiality with their hosting agreements with their host. So just as Riot's agreement with Coinmint, it has a number of confidentiality provisions in it with specific performance terms not disclosed. Our hosting clients at Winstone are also looking for a similar level of confidentiality, so I can't tell you all the details about those agreements. I can tell you that our largest hosting customer is a Bitcoin mining company called Rhodium. They filed that S-1 to go public late last year. They did not go forward with that offering, but they are a large Bitcoin mining company now asking about how do our hosting clients think about us being competitors. I think first and foremost, our hosting clients are looking for strong infrastructure providers who can build infrastructure and provide hosting services, especially in this market right now where there is such a shortage of infrastructure, that's the number one thing clients are looking for. Now, that being said, all miners are competing for a fixed amount of awards. So in a sense, all or all miners are our kind of competitors. But like I said, we are in addition to being a self-miner, we have a hosting business as well. We are infrastructure providers and miners without infrastructure are relying on companies like Riot to provide that infrastructure and host them.

What is the recognized performance increase from immersion cooling? Now before we publish our results for this, we view it as important to get a lot of months of data operating in different environments, increasing the performance metrics of a machine to whatever degree we decide to do that is an important decision, and we want to make sure we have a lot, a lot of data before we make that type of decision and before we start to communicate in those type of results for the market. I can tell you what other mining companies our researchers have observed utilizing the s19 and immersion cooling brains did a pretty extensive study on this, which you can check out on their blog. And using the stock power supply with the s19, they were able to increase hashrate by about 25% without any loss of efficiency when utilizing immersion cooling. As a side note, the x 19 series miners are very sensitive to their temperature and how efficient they operate. So utilizing tools like immersion, cooling and keeping the miners operating at cooler temperatures helps drive a low-efficiency rating for those machines, which is important also in the brain study. They were able to achieve as much as a 50% increase in hashrate. However, that does require using a third-party power supply, the stock power supply that comes with the team doesn't have that level of power capacity. So there's the potential to reach that type of performance increase as well. But it would require, you know, like I said, a good amount of performance data first to be safe, pushing the machine to that level and also would require procuring another power supply. Which would be too hard of a task to accomplish.

Does Riot have any Antminer s19 pro hydros in operations? Do you think liquid cooling miners of the future? No. Right does not have any s19 hydro miners. Right now our fleet is entirely s19 series miners either s19 S19 pro or S19 J pro miners. We are very focused on immersion cooling right now and going forward, all of the buildings that we're planning to build are all immersion cooling. So for those you're using miners like the S19 series miners, you're removing the fans, making some of their modifications and submerging them in fluid. The hydro miners are a different approach, where there's water blocks inside and water is circulated to cool those miners. That requires a different type of infrastructure, a container. And that's not the infrastructure that we're currently building. So that doesn't fold into what our current plans are.

Okay. So there are a lot of questions about dilution and the ATM are at the market offering program, so I'm going to answer that all in one response here. So first Riot stock price is very correlated to Bitcoin like any Bitcoin miner. And historically the Bitcoin price has been very cyclical. It has gone up and down, but in an upward trend over its lifetime. Now as a management team, our job is to fund our business with both internally generated and externally generated capital. We are long-term believers in Bitcoin and that's why it's an important part of our strategy to hold Bitcoin on our balance sheet. We believe our shareholders benefit from the company having Bitcoin on its balance sheet. Now we are not so inflexible that we will never sell Bitcoin. We evaluate our position on this frequently and as shareholders might have noticed, we have started selling a portion of our monthly Bitcoin production starting in March of this year. So beyond internally generated sources of capital, we have move on to external sources such as utilizing debt or raising equity, and it's really critical that shareholders understand the implications of using debt in this type of business. The debt markets and Bitcoin mining are still immature. They have grown quite a bit, but they are still immature like other emerging industries and as such the terms are currently very favorable to lenders and without sufficient scale to repay debt and collateral value. Rapidly changing. We've seen competitors in a position where they have to start selling Bitcoin to meet collateral requirements or repay debt, or in the case of using convertible bonds, the value of those convertible notes start trading at a significant discount to the face value. So when this happens, these companies can quickly find themselves in an overleveraged position. And when you're in an overleveraged position, your cost of raising debt and equity becomes increasingly expensive. If not impossible. And when you're in a volatile space like Bitcoin, that volatility can severely exacerbate the situation. If you are overleveraged. So being aware of Bitcoin's significant volatility, we've observed what's happened to other companies in the space and as such, we've chosen not to utilize leverage at this time. And so when you look at these different debt options, while they initially appear non-dilutive, the implications of you utilizing leverage are now being seen by the market as these companies, equity values companies that utilize leverage and find themselves in an overleveraged position, find their equity values potentially now in jeopardy. Right. On the other hand, is taking the opposite approach. We have judiciously tapped the equity markets, but not without good reason. And as a result, we are very well positioned now competitively. We have been increasing our hash rate significantly and plan to increase it even more going forward. We've expanded our infrastructure, we've taken advantage of opportunities in the marketplace for acquisitions and we continue to evaluate those opportunities on an ongoing basis. And as a result of that, we believe we are positioned better than anyone else in the market. We have a strong unleveraged balance sheet. We are operating at scale. We have a low-cost, long-term power purchase agreement. We have an industry-leading development team and we continue to have significant accretive growth opportunities in front of us. So we will continue to systematically evaluate non-dilutive capital options that we can layer into Riot's capital structure. But like I've been emphasizing, we are only going to proceed with options that do not directly put the company in jeopardy. It's important to us that we continue to grow and that we continue to scale. But it's also important to us that we have a sustainable business minimizing risk as much as possible.

So next question. A lot of comments about executive comp. So let me once again kind of wrap that all up in one response here. And I think there's a lot of misunderstood naming about what some of the commenters are seeing on our 10-K, on our proxy material for our compensation summary. So first off, substantially all of our equity compensation is performance-based and in fact, substantially all of our compensation, in general, is performance-based. That means that we have to achieve specific metrics to get these awards. Now for reporting purposes. So what you see on these summary tables is the total value of these grants, the total opportunity in the program at the start of the program are at the share price at that time, which was $36 a share. The share price is obviously much less now. However, the awards are denominated in shares. These awards that we receive from this performance program are not fixed the nominated shares, and we are only achieving these awards if we achieve PSUs specific performance metrics. So once again, what you're seeing on these on the 10-K, on the summary compensation table, in our proxy statement, that is not compensation that we have received. Rather, that was the value of all the awards in the program at the start. So how do we achieve these awards? There's two main targets that we go after. One is building infrastructure and filling that with hash rate, monetizing that to the benefit of the company, that significant value creation. The other is achieving different milestones of financial results measured by adjusted EBIDTA.So to get the full benefit of this program, we would have to have built 1.5 gigawatts of Bitcoin mining infrastructure. So that would be looking at the current hardware in the market. That would be about 50EH/s and we'd have to achieve an adjusted EBITDA in a given year of 500 million. Obviously, that is significantly higher than what we've achieved in the past. So these are big targets to hit and we only receive this equity compensation if we are achieving these awards. And I've been saying we because I think it's also important to note that this is something that everyone in our company participates in. This is not just a CEO or executive only thing. Every employee in our company is a part of this performance program incentivized to create and expand our Bitcoin mining operations and incentivized to increase our financial results. Everyone on our team plays a part of that and everyone on our team is therefore incentivized to succeed in these goals. Taking in all this information, you know, I saw comments of, you know, management that's receiving these equity awards and only owns 1% of the company. So remember, these equity awards were not actually received. What's reported is the total opportunity in the program. So it is not that management received this quantum of awards that we no longer own. We have not earned these awards yet. And the fact is these awards are challenging to earn. Those are somewhat difficult to earn. And if we succeed on these, if we build 1.5 gigawatts of infrastructure and total operating, you know, an estimated 50 cash, if we achieve 500 million in adjusted EBIDTA, you know, those are ambitious goals. And in completing those goals, we would be creating significant value from shareholders. So we believe by completing these goals that shareholders would be benefiting from the result of these accomplishments.

Is Riot committed to remaining solvent through a multiyear Bitcoin bear market? Absolutely. A real advantage. Riot has as a team that we have as we've operated as a Bitcoin mining company since 2017, we've operated as Bitcoin has gone from 4000 to 20000 down to 3500. Recently we've been on a swing up to 69,000 and now down to about 21,000 today. So there's been a lot of swings. Those are summary points. There's been a lot of swings through that. Right. So through this experience, we have learned and it's imprinted in how we build and operate our business, that having a low cost of production is very, very important and having a strong balance sheet with flexibility is very, very important as well. So we just finished the second quarter and those financials will be released in August. But at our Q one financials, we had a cash balance of 130 million, no long-term debt and most recently we reported about 6700 Bitcoin on our balance sheet. So we've maintained a strong unleveraged balance sheet. We focused a lot on our power strategy and made acquisitions to drive a very low cost to production. And all of these factors combined positioned us to survive a variety of Bitcoin market conditions very well.

Are there any changes to the plans for buildings D and E to move from air-cooled to self-hosted. Not at this time. So in our current expansion at Winstone, we're building four buildings. Two buildings of two of the buildings. Buildings F and G are immersion-cooled and, when fully deployed, we believe this could be the largest deployment of immersion-cooling in the entire Bitcoin mining industry, which we're very excited about. And the other two buildings, buildings. Danny Our air-cooled buildings. Now we do have the ability to pivot to those in immersion in the future. But what we're actually really excited about right now is this in-house tracking system we've developed for air cooling, something that we've innovated that we think is very exciting that a lot of miners are going to be interested in. So we're building DNA out with air cooling infrastructure right now. But as always, utilizing our evaporative cooling wall, has a really, really significant impact on keeping operating temperatures cooler. So we are very excited to see these buildings built out here in the coming months.

What percentage of total miners are outdated, awaiting deployment, and operating? So first, our entire fleet is the S19 series at Miner from Bitmain. That is the latest model from Bitmain. The S19 Pro and the upcoming S19 XP pro that we've ordered. Those are all the highest, the lowest efficiency, the most efficient miners out on the market. So we're very proud to have a real state-of-the-art fleet of mining hardware. As far as the different deployment figures, we just put out our monthly update yesterday that summarized where we're at. We have right now 42,455 miners deployed. We have 6324 miners staged for deployment, ready to be deployed in our immersion cool building G. We have 6,333 miners that have been shipped from Bitmain and are currently in-transit to our Whinstone facility. And on top of all that, we have miners that are in inventory waiting to be staged for deployment as well.

Why do most public miners hold Bitcoin through bull markets only to sell them in bear markets? Well, I think, you know, it's common market psychology holders of an asset, especially something like Bitcoin, that the holders are long-term believers and they want to realize that full price appreciation when they see the price continuing to go up, you want to hold on to that and get as much upside as possible. Now, if you have certain debt obligations or you have a previously financed your business financed the growth options in front of you, you then get in a position where you would have to start selling Bitcoin, you know, an internal and external source of financing to help finance your business. Now riot. We are long-term believers in Bitcoin. Absolutely. That's why holding Bitcoin on our balance sheet is an important part of our strategy. And we've continued to increase our Bitcoin holdings. We are not, however, entirely inflexible on selling. We have been selling part of our monthly production that helps pay for operational expenses and capital expenses, growing our business as well. So we have what's important though about Riot is that we have the flexibility to choose when we are going to sell Bitcoin.We aren't forced into selling Bitcoin because of some onerous debt terms that we hold. We make a discretionary decision on selling Bitcoin on an ongoing basis.

How long is the company going to be paying Coinmint for hosting? So we recently announced that we are ending our hosting relationship with Coinmint. This is a part of our vertical integration strategy. Having all of our miners controlled over own fleet. And it's a part of our strategy of having as low of a cost of production as possible. So while we never, the host in terms of equipment were confidential, there was a performance fee that we paid as that was a percentage of our gross profit. And now ending that agreement and bringing all of our miners under our own control, we don't have to pay those incremental hosting fees anymore and we get to take advantage of the low cost, the power that we have at our Winstone operation.

Do you plan to consistently sell Bitcoin to fund operations or is there an intention to hold Bitcoin on your balance sheet? Holding Bitcoin on our balance sheet is an important part of our strategy because we are long-term believers in Bitcoin and we believe holding onto that Bitcoin will allow us to benefit from the future price appreciation and that we expect. Now we have started this year selling a part of our monthly Bitcoin production, so we've been bringing in capital on a monthly basis while also incrementally increasing our holdings. We want to continue to increase in our holdings that the decision between holding and selling is one that we're kind of making on an ongoing basis. And what drives that is our cost of capital, you know, driven by current market conditions and with our current financing needs. Ah but we are absolutely believing that holding Bitcoin on our balance sheet is an important part of our strategy.

Do you envision M&A so mergers and acquisitions during a bear cycle or does Riot foresee itself participating in any mergers and acquisitions, whether to security or hashrate or further vertically integrated our supply chain? So great question. I think if you look at the competitive landscape, riot has been more active in acquisitions than any other player in the space. In 2021, we acquired Winstone and at the end of 2021, at the end of 2021, we acquired a company called ESS Metron, who engineers and manufactures electrical equipment. So one of the key vendors to Winstone. So as you noted, as the person to ask the question noted, that was a part of further vertically integrating ourselves and taking control of our supply chain. So because of our strong balance sheet, because of the scale we operate in, we believe we are in a good position to be an acquirer of assets during any market cycle, but particularly a bear market cycle. So we are evaluating opportunities all the time. There are no definitive plans right now, but we are evaluating these plans all the time and having the flexibility to look at these opportunities and pursue them if we believe they are accretive is very important to us. You know, I can't tell you what the future is going to hold, but it's likely there are going to be opportunities to acquire distressed assets with hashrate and I think there will always be opportunities in the vertical integration space as well.

Why did you change your investor presentation this month from assuming a constant Bitcoin price to assuming the Bitcoin price will grow to 200,000? Why did you change the assumed lifetime of your miners from ten years to five years? This assumption seems optimistic. What will your projection look like using the previous assumptions with a $20,000 bitcoin price and 5-year miner lifetime Okay, so first we did not assume a miner lifetime in that what you're seeing on that side of the deck is a projection of how long that miner would be profitable during the projected market conditions. So we want to clear that part up. The bulk of your question, though, is why do we change the price assumption? So we are trying to put out a model that compares to Bitcoin mining strategies to anyone who is not familiar. This is a slide in our deck. I couldn't tell you the slide number off the top of my head, but it's comparing a vertically integrated and non-vertically integrated strategy that is owning your own infrastructure versus lying on a hosting provider to host your miners. And we have a slide analyzing the financial impact on that. And in that slide, we have a model that makes it a number of assumptions. Now, with Bitcoin mining, that's always difficult because we have two key variables here. We're trying to look, we're trying to make a model forecasting that as long as possible. And what's going to play into that is both the price of Bitcoin and the network difficulty. Now, there's no source of truth on what the future source price of Bitcoin is going to be. But there is a lot of work and third-party estimates on what that growth in network hash rate is going to be. So in that model, we relied on third-party projection of what that growth of network hash rate would be. However, that assumption is based on the price of Bitcoin increasing as well. If the network difficulty, if the price of Bitcoin is not increasing, then the margin for Bitcoin is decreasing so much that the network difficulty of the network hash rate would not be growing. So if you're going to try to be as accurate as possible in these type of projections, you need to have a forecast on how the network hash rate will grow because it's expected it will continue to grow as it has for the 13 years in Bitcoin. Mining is lifetime and grow substantially, but the reason it has grown substantially is because the price has appreciated substantially as well. So we have to try to pick some future price to go alongside that. Otherwise, the alternative would be to just assume a constant Bitcoin price, a constant network hash rate slash network difficulty, which I do not believe would be an accurate way of forecasting it. I would just be saying, you know, you think Bitcoin, my margins are remaining constant forever. We are factoring in future halvings in our model. We're factoring in how I talked about how the network hash rate will increase. So there's some projection in the Bitcoin price that's needed as well. So in that model, under those assumptions, the S19 experts would continue to be profitable through the full ten years of that model. How the future will play out. Hey, that's very hard to see. But the purpose of that model was not to forecast Riot's financial performance. The purpose of that model was to compare to different strategies for Bitcoin mining one, owning your own infrastructure and the other being relying on a third party for hosting services.

What is the true cost per bitcoin mine? Can you go into details, please? So to start, I think it's important to understand that not all SGA and depreciation amortization expenses you see in our financial statements are expenses related to Bitcoin production. We have cost the resources in those buckets that are deployed to all the segments of our business, which includes hosting, which includes engineering and self mining as well. So it would not be accurate to take those top line summaries of those expenses and apply those only to Bitcoin mining or only our self-mining segment of our business. It is really challenging for for the market and for analysts to compare different public company miners out there on a cost for Bitcoin basis because everyone uses a different depreciation schedule and that will dramatically change if you're factoring in depreciation and amortization into the cost of Bitcoin, that's going to dramatically change what your cost of Bitcoin is in the years when the depreciation is being expensed and when the years it is not. So if you look at Riot, for example, we use a two-year depreciation schedule. That's a very fast depreciation schedule. Obviously, we believe the useful life of these miners is going to be well. Bill Long Well beyond those two years. And history has demonstrated that that's the case. You see the S9, for example, running competitively for the better part of six years now and the improvements in the hardware are only slowing down. So if you take a company like Riot that has a two-year depreciation schedule and you try to compare it to a miner who's maybe using a five-year depreciation schedule, you're not really having an apples-to-apples comparison. And that doesn't really give you a good picture of the relative operating efficiencies. So when we look at our cost of Bitcoin mined, the way we look at it and the way we compare ourselves to others is on our direct cost of production. That is what is the direct expense that we have to pay to mine a Bitcoin and for us, for the first quarter financial results, that was approximately $13,590 per bitcoin. And that cost is mainly comprised of the energy costs that we incurred during that quarter, which is the primary operating expense for Bitcoin mining.

How do you keep your company operating positively as the Bitcoin price drops? It's all about keeping a low cost of production and that's one of the principal reasons that we acquired Winstone last year. Winstone has a large, low-cost, long-term power purchase agreement and a really innovative power strategy that's made possible in a free energy market like ERCOT. So for the first quarter of 2022, we reported an average power cost of approximately 2.9 cents per kilowatt-hour. That is one of the lowest power cost agreements out there for Bitcoin miners. So by having that low power cost, we're able to maintain a margin or anticipate maintaining a margin. As you know, the price of Bitcoin fluctuates and the network difficulty, in other words, the network hash rate fluctuates as well as long as you can remain being one of the lowest cost operators, then the market conditions, you know, they can scale up and down. But you are able to, you know, hopefully, continue to secure a meaningful margin.

There is a question about are we staking any of the coins or do we have any expected returns? No, not at this time. We don't we haven't staked or lent out any of our Bitcoin. And I think if you look at what's going on the market right now, you see why that's so important. Hey, that that that yield is what it is for a reason. So we've taken a conservative posture so far. We custody of all of our Bitcoin and we haven't lent it out to any third parties. We will continue to look at Treasury management options. So our door is not close to that, but at this time we're not involved in staking or anything like that.

Are you actively lobbying for a change in GAAP rules for crypto? If so, when do you feel these changes will be made? I mean, great question. Obviously, the cap rules right now are very challenging for public bitcoin miners or anyone that's using cap accounting on their financials. To those of you who don't know when the price of Bitcoin goes down during the financial reporting period if that price is lower than what your previous cost you are holding that bitcoin out on your balance sheet is, then you have to take an impairment charge against your net income. Now that happens if bitcoin goes down, if it goes back up, you do not realize any of that benefit. So the way the accounting rules are right now, you can only mark your bitcoin, the value of your Bitcoin holdings down and never up. So that's why when you look at our financial statement, you'll see a value for cryptocurrencies that is actually less than what the market value of the Bitcoin we hold is. Now. Obviously, we believe it's important for these rules to be changed. I don't exactly know the thinking why these rules were made the way they were in the beginning. But we do know of and we are supportive of efforts made efforts being made to lobby as be to adjust these rules here. These types of changes do not happen quickly, unfortunately. You know, we expect a multi-year process, but we will certainly do what we can to support education efforts and hopefully support an adjustment of how these rules are applied to Bitcoin mining companies. All Bitcoin companies.

Question of when you remove the old miner count from the pool, I think you mean from our deployment figure, can you describe the plans to reintroduce them? Either Whinstone or Navarro, as either self-mining or at least capacity? So I think this question is asking about the S17 miners that we removed from deployment. We noted in our last update, yes, seventeen's our generation of miner that came out in 2019 and they are less efficient than the s nine teams and one of the initial initiatives we're undertaking is taking those offline, refurbishing those miners and then redeploying them in immersion-cooling. And we believe by doing so, we are going to increase the economics of those machines, increase their output and increase their useful life. I don't have a timeline of how long that will take. That's something that we're working on now. It's not something that's been really done at a massive scale as far as we're aware yet. So we're kind of, I think, leading the charge here. We're figuring this out and the intention would be to redeploy those miners either in our immersion coin at Whinstone or in our immersion cooling. And Navarro/Corsicana when that infrastructure is completed.

Why are you behind your own published schedule for deployment? So there are a lot of things that go into miner deployments. You know, we started these deployment schedules based on our shipments and when we expected the infrastructure would be ready to receive those shipments and deploy those miners, obviously there are things going on in the market. There are things going on in supply chains that impact that all the time. There are things going on that change construction schedules. So while that has changed, what our initial thinking of our deployment schedule was, you know, I'd note that we do continue to deploy miners on a monthly basis. We have proven our capability to execute here in building immersion cooling infrastructure from scratch. One year ago, our idea of building an immersion-cooled building or to buildings was just an idea? And we're sitting here today with the first building full of 23,000 miners now complete so that whole project was completed on a very rapid timeline, 12 months from conception to completion. That's something that we're very proud of. We believe by continuing to do this now, kind of blazing a trail and building this type of infrastructure, we've figured out ways to be faster, to be more efficient, and we believe that is going to help make deployments more regularly happen on a quicker, more rapid pace going forward.